UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2014

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2014 Short Term Incentive Plan

On March 17, 2014, the compensation committee of the board of directors of Curis, Inc. (the “Company”) approved a 2014 short-term cash incentive arrangement for executive officers, referred to herein as the cash incentive program. The cash incentive program is designed to motivate the Company’s executive officers to achieve specified performance objectives for fiscal 2014 and to reward them for their achievement assuming those objectives are met.

Eligibility. To be eligible, an executive officer must be designated by the compensation committee or independent board members as eligible to receive payments under the cash incentive program, must be serving as an executive officer at the time the award is paid and must have achieved a performance evaluation at a “meets expectations” or higher level within the Company’s evaluation framework. The compensation committee has determined that as of the date of the adoption of the plan, the following executive officers are eligible to participate in the cash incentive program: Daniel R. Passeri, Chief Executive Officer, Ali Fattaey, Ph.D., President and Chief Operating Officer, Michael P. Gray, Chief Financial Officer and Chief Business Officer, and Jaye Viner, M.D., Executive Vice President and Chief Medical Officer.

Administration. The cash incentive program is administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under the cash incentive program and has the right to amend, modify or terminate the cash incentive program at any time.

Awards. The compensation committee has established the following target short-term incentive payment amounts, referred to herein as target amounts, for each executive officer:

Designated Executive Officer	2014 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2014 Annual Base Salary, Assuming Performance at the 100% Level

Daniel R. Passeri	$465,000	45%	$209,250

Ali Fattaey, Ph.D.	$450,000	40%	$180,000

Michael P. Gray	$400,000	35%	$140,000

Jaye Viner, M.D.	$410,000	35%	$143,500

Total	$1,725,000		$672,750

The compensation committee has established three weighted categories of corporate goals for 2014. The three categories of corporate goals for 2014 generally relate to the following:

•	the successful implementation of our clinical development plan, including initiation of new studies and progression of ongoing clinical trials, as applicable, of CUDC-427 (assuming the FDA partial clinical hold is lifted) and CUDC-907;

•	the achievement of corporate development initiatives; and,

•	financial performance objectives, including cash management and capital objectives.

Each of the foregoing three categories has been further delineated into three levels of potential achievement: “Threshold,” “Target,” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the three categories, achievement of performance at the “Threshold” level results in a weighted payment of no less than 50% of the target amount set forth above, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount set forth above, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount set forth above.

Distribution. The awards generally will be paid in cash. The compensation committee has sole discretion, however, to pay an award using a combination of cash and equity or all equity, with any such equity being issued pursuant to the Company’s Amended and Restated 2010 Stock Incentive Plan. If the compensation committee determines that such payment will be made in whole or in part in the form of equity, the compensation committee shall have the sole discretion to determine the nature, amount and other terms of such equity award. Payment of the awards, if any, will be made after the completion of fiscal year 2014 and no later than March 15, 2015.

Effect of Change in Control. In the event of the consummation of a change in control of the Company on or before December 31, 2014, short-term incentive amounts shall be paid out at 100% of the target amount upon such change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: March 21, 2014	By:	/s/ Michael P. Gray
Michael P. Gray
Chief Financial Officer and Chief Business Officer